Exhibit 99.1

Zumiez Inc. Reports December 2007 Sales Results

December 2007 Comparable Store Sales Increased 3.9%

Net Sales Increased 15.3% to $72.0 Million

Company Announces Fiscal 2007 Earnings Expected to

Be in the Range of $0.82 to $0.83 Per Share

EVERETT, Wash.--(BUSINESS WIRE)--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced the company's comparable store sales increased 3.9% for the five-week period ended January 5, 2008, versus a comparable store sales increase of 11.5% in the year ago period ended December 30, 2006. Total net sales for the five-week period ended January 5, 2008 increased 15.3% to $72.0 million, compared to $62.5 million for the five-week period ended December 30, 2006.

Based on the quarter-to-date results, the company now expects full year fiscal 2007 earnings per diluted share to be in the range of $0.82 to $0.83 compared to fiscal 2006 earnings of $0.73 per diluted share, and the company’s previous guidance of $0.92 to $0.94 per diluted share.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “While we were pleased to again report positive comparable store sales in December against a very tough comparison, we fell short of our expectations for the month. Although holiday sales were positive, we did not experience the across the board strength that we had planned for. Nevertheless, we remain optimistic about the long term prospects for Zumiez.”

To hear the Zumiez prerecorded December sales message, please dial (888) 317-6095 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 285 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-Q for the quarter ended November 3, 2007 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:

Zumiez Inc.
Chief Financial Officer
Trevor Lang, 425-551-1500 ext. 1564
or
Investors:
Integrated Corporate Relations
David Griffith or Chad Jacobs, 203-682-8200